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                                                                   EXHIBIT 99(1)



CONTACT: Marika P. Diamond

         Hayes Lemmerz International, Inc.

         (734) 737-5162


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                                                           For Immediate Release



                HAYES LEMMERZ INTERNATIONAL ANNOUNCES APPOINTMENT
                 OF CURTIS J. CLAWSON AS NEW PRESIDENT AND CEO

NORTHVILLE, MI -- AUGUST 2, 2001 -- Hayes Lemmerz International, Inc. (NYSE:HAZ) today announced that its Board of Directors has appointed Curtis J. Clawson as its new President and Chief Executive Officer. In connection with Mr. Clawson's appointment, Ranko "Ron" Cucuz, the Company's Chairman and Chief Executive Officer, will remain as Chairman of the Board of Directors.

Most recently, Mr. Clawson was President and Chief Operating Officer of American National Can Group, a $2.5 billion NYSE traded manufacturing company, which was acquired by Rexam PLC. Prior to that, he was a senior executive with AlliedSignal, Inc. where he was President of Allied's Filters (Fram) and Spark Plugs (Autolite) Group, a $500 million automotive components business, and then President of Allied's Laminate Systems Group, a $500 million global supplier of laminate boards to the electronics industry. Prior thereto, Mr. Clawson held various management positions at Arvin Industries, a leading automotive parts manufacturer. Mr. Clawson holds B.S. and B.A. degrees from Purdue University and an M.B.A. from Harvard Business School.

"On behalf of the Board, we are delighted to welcome Curt to Hayes Lemmerz," said Mr. Cucuz. "Curt has an outstanding track record with global companies in the automotive and non-automotive industries of increasing sales and profitability. Curt's experience in operations, sales and marketing will complement and strengthen the management team at Hayes Lemmerz as we continue to grow our aluminum wheel and suspension components businesses while we continue to improve our profitability and return on investment."

"I am excited with the opportunity to join Hayes Lemmerz," said Mr. Clawson. "This is a Company with excellent products, technology, and market positions on a global scale. My experience, particularly in the area of process improvement and six sigma driven productivity, and my emphasis on developing managerial talent and motivating employees to perform exceptionally well should complement the Company's business strategy."

Hayes Lemmerz International, Inc. (NYSE: HAZ) is one of the world's leading global suppliers of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has annual sales of $2.2 billion with 46 plants, 6 joint venture facilities and over 14,000 employees worldwide.



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